UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 19, 2016

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11682 El Camino Real, Suite 300 San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

Termination of a Material Definitive Agreement

As previously disclosed in a Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 10, 2016, Adamis Pharmaceuticals Corporation (the “Company”) announced that it had entered into a Development, License and Commercialization Agreement (the “Agreement”) with Allergan plc’s wholly owned subsidiary, Watson Laboratories, Inc. (“Licensee”), regarding the Company’s Epinephrine Pre-filled Syringe (“PFS”) product candidate for the emergency treatment of anaphylaxis. The Company had previously resubmitted its New Drug Application (“NDA”) pursuant to Section 505(b)(2) of the Food, Drug & Cosmetic Act, as amended (the “FDCA”), to the U.S. Food & Drug Administration (“FDA”) for marketing approval of the PFS product. The Agreement provided, among other things, that if the FDA did not approve the NDA within the time period specified in the Agreement, Licensee had the right to terminate the Agreement, and if Licensee elected to terminate the Agreement before the expiration of such time period, then certain upfront payments would not be payable before the deadline for termination described above.

Also as previously disclosed, on June 3, 2016, the Company received a Complete Response letter (“CRL”) from the FDA regarding the resubmitted NDA relating to the PFS product. The CRL indicated that the FDA determined that it could not approve the NDA in its present form. The FDA indicated that the NDA will remain open until the issues identified in the CRL are resolved.

On July 21, 2016, the Company announced that it had received a notice from Licensee exercising its right to terminate the Agreement; in the absence of termination of the Agreement before expiration of the time period specified in the Agreement, any milestone or other payments would not be refundable. No upfront fee or payment was made, and as a result the Company is not obligated to refund any amounts to Licensee as a result of the termination.

Item 8.01

Other Events

The Company has issued a press release regarding the termination of the Agreement. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of the Company, dated July 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: July 21, 2016	By:	/s/ Robert O. Hopkins
	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer